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                                                                    Exhibit 11.1

                        DNX CORPORATION AND SUBSIDIARIES
             STATEMENT RE: COMPUTATION OF EARNINGS (LOSS) PER SHARE
                Three and six months ended June 30, 1996 and 1995
                     (in thousands expect per share amounts)
                                   (unaudited)

                                                           Three months ended June 30,      Six months ended June 30,
                                                                  1996          1995           1996           1995
                                                                ------         ------          -----         ------
Net income (loss)                                               $  222         (1,143)           240         (2,550)
                                                                ------         ------          -----         ------

Weighted average shares - Primary
     Common stock                                                8,655          8,467          8,634          8,462
     Warrants and options*                                         125            330            167            330
     Common stock equivalents                                      531            -              422            -
                                                                ------         ------          -----         ------
         Total weighted average shares - Primary                 9,311          8,797          9,223          8,792
                                                                ------         ------          -----         ------

Weighted average shares - Fully Diluted
     Common stock                                                8,655          8,467          8,634          8,462
     Warrants and options*                                         125            330            167            330
     Common stock equivalents                                      604            -              610            -
                                                                ------         ------          -----         ------
         Total weighted average shares - Fully Diluted           9,384          8,797          9,411          8,792
                                                                ------         ------          -----         ------


Earnings (loss) per common and common equivalent share:
         Primary                                                $ 0.02          (0.13)          0.03          (0.29)
                                                                ======         ======          =====         ======
         Fully Diluted                                          $ 0.02          (0.13)          0.03          (0.29)
                                                                ======         ======          =====         ======


* Although the effect of inclusion of stock options and warrants is anti-dilutive, such securities have been reflected in weighted average shares from the beginning of the earliest period presented in accordance with Staff Accounting Bulletin (Topic 4-D).

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